OGE Energy names Sarah Stafford Controller and Chief Accounting Officer
Stafford will follow Scott Forbes who will retire later in 2018

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE) today announced that it has named Sarah Stafford controller and chief accounting officer effective March 1, 2018. Stafford will follow Scott Forbes who announced he will step away from his role as the company’s principal accounting officer effective Feb. 28, 2018. Forbes, who plans to retire mid-year, will work with Stafford to ensure a seamless transition process.

“I’m pleased to appoint Sarah to this critical role,” said OGE Energy Chairman, President and CEO Sean Trauschke. “She brings a breadth and depth of experience to our accounting team that will help ensure our continued recognition as one of the country’s most trustworthy companies. During his tenure, Scott brought the commitment and focus to our accounting function that established OGE as a benchmark company. I want to thank him for his service and wish him the best as he closes out his career.”

Stafford, 36, joined OGE in October 2016 and has served as Accounting Research Officer where she is involved in accounting research for all aspects of Oklahoma Gas and Electric, including regulatory and property accounting. Previously, she served as a senior manager in the assurance practice at Ernst & Young LLP for 12 years, specializing in regulated utility clients.

Stafford received a Bachelor of Science degree in Business Administration, majoring in Accounting, and a Master of Science degree in Accounting from Oklahoma State University. She holds an active license as a Certified Public Accountant.

About OG&E
Oklahoma Gas & Electric Company, a subsidiary of OGE Energy Corp. (NYSE: OGE), is Oklahoma’s largest electric utility. For more than a century, we have provided customers in Oklahoma and western Arkansas the safe, reliable electricity needed to power their businesses and homes at rates below the national average. Our employees are committed to generating and delivering electricity, protecting the environment and providing excellent service to our 842,000 customers. OG&E has 6,667 MW of electric generation capacity fueled by low-sulfur coal, natural gas, wind and solar. OG&E is recognized as a leader in smart grid technology, leveraging this platform to provide customers with the award-winning SmartHours® program and setting the stage for an electric vehicle program that will include some level of public charging infrastructure, and advanced LED street and security lighting. OG&E employees live, work and volunteer in the communities we serve.